Exhibit 10.4
WORLD WRESTLING ENTERTAINMENT, INC.
AGREEMENT FOR RESTRICTED STOCK UNITS
     THIS AGREEMENT FOR RESTRICTED STOCK UNITS (this “Agreement”) is entered into as of July 20, 2007 by and between World Wrestling Entertainment, Inc., a Delaware corporation (the “Company”), and <Employee Name> a management employee of the Company (the “Employee”).
     WHEREAS, the Company’s Board of Directors has approved a 2007 Omnibus Incentive Plan (the “Plan”) and the Company will be seeking approval of the Plan by the Company’s stockholders at their 2008 annual meeting (the “Stockholder Approval”);
     WHEREAS, the Company intends to make a grant under the Plan of restricted stock units (each a “Restricted Stock Unit” or “RSU”), which grant shall be conditional upon receipt of the Stockholder Approval and subject to vesting as provided herein; and
     WHEREAS, Employee wishes to receive such Restricted Stock Units in accordance with the Plan and this Agreement, in each case subject to Stockholder Approval as provided herein;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants stated herein, and intending to be legally bound, the Company and Employee hereby agree as follows:
     1. Certain Definitions
Each capitalized term used in this Agreement shall have the meaning ascribed to that term in the Plan unless otherwise defined herein. The following capitalized terms shall have the respective meanings set forth below:
(a)	“Date of Grant” for any RSU shall mean the date hereof.

(b)	“Dividend Units” shall have the meaning ascribed thereto in Section 4.

(c)	“Employee Account” shall have the meaning ascribed thereto in Section 2(b).

(d)	“RSU” shall mean a Restricted Stock Unit under which Employee shall have the right to receive one Share and Dividend Units and other dividends and distributions thereon, accruing as a result of such RSU, upon vesting.

(e)	“Shares” shall mean the shares of the Company’s Class A Common Stock, including any such shares issuable upon the vesting of an RSU or Dividend Unit.

2. Grant of RSUs; Restrictions
(a)	Subject to all terms and conditions of the Plan and of this Agreement (and subject to execution of this Agreement by Employee), the Company hereby grants to Employee those RSUs listed in Exhibit A to this Agreement.

(b)	Each RSU shall be recorded in a RSU bookkeeping account maintained by the Company in the name of Employee (the “Employee Account”). The Company’s obligations under this Agreement shall be unfunded and unsecured, and no special or separate fund shall be established and no other segregation of assets shall be made. The rights of Employee under this Agreement shall be no greater than those of a general unsecured creditor of the Company. Employee shall have no rights as a stockholder of the Company by virtue of any RSU unless and until such RSU vests and resulting Shares are issued to Employee, and
i.	All terms and conditions stated in the Plan and all those stated in this Agreement shall apply to each RSU and Dividend Unit;

ii.	No RSU or Dividend Unit may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed by Employee; and

iii.	Each RSU and Dividend Unit shall remain restricted and subject to forfeiture unless and until it has vested in Employee in accordance with the Plan and this Agreement.
3. Vesting
(a)	Time Vesting. The RSUs granted hereunder shall vest [VESTING TERMS]. Associated Dividend Units and other dividends and distributions thereon, shall vest as provided in Section 4(ii).

(b)	Other Vesting
i.	Optional Vesting. The Committee may also at any time and from time to time determine that any other RSUs and Dividend Units shall become vested based on such factors as the Committee may determine in its sole discretion (including, without limitation and by way of example only, performance of Employee’s operating unit, performance of the Company as a whole, benefits of providing additional long-term incentive compensation to Employee in light of the competitive market for Employee’s services, severance arrangements, etc.). If the Committee makes such a determination, then such additional RSUs and/or Dividend Units as may be specified by the Committee in such determination shall become vested at the time specified by the Committee in such determination.

ii.	Change in Control. If a Change in Control occurs and within twenty-four (24) months thereafter (x) the Employee’s employment is terminated by the Company without cause (as determined by the Committee in its sole discretion); or (y) the Employee terminates his or her employment as a result of (i) a decrease in base salary; (ii) a change in responsibility or reporting structure; or (iii) a change in employment to a location more than twenty-five miles from the place of employment at the time of the Change in Control; then all RSUs and Dividend Units shall immediately vest.
(c)	Effects of Vesting. With respect to each RSU and Dividend Unit that vests, the Company shall, within a reasonable time after the vesting, issue one Share to Employee without restrictions under the Plan or this Agreement. Any such issuance shall be subject to all laws (including without limitation those governing withholding of taxes and those governing securities and transfer thereof).
4.	Dividend Units; Vesting

With respect to each RSU, whether or not vested, that has not been forfeited (but only until the underlying Shares are issued), the Company shall, with respect to any cash dividends paid to Shares (based on the same record and payment date as the dividends paid on such Shares) accrue into the Employee Account the number of Shares (“Dividend Units”) as could be purchased with the aggregate dividends that would have been paid with respect to such RSU if it were an outstanding Share (together with any other cash accrued in the Employee Account at that time) at the price per Share equal to the closing price on the New York Stock Exchange (NYSE) (or a comparable price, if the Shares are not then listed on the NYSE) on the date of the dividend payment. These Dividend Units thereafter (i) will be treated as RSUs for purposes of future dividend accruals pursuant to this Section 4; and (ii) will vest in such amounts (rounded to the nearest whole Dividend Unit) at the same time as the RSUs with respect to which such Dividend Units were received. Any dividends or distributions on Shares paid other than in cash shall accrue in the Employee Account and shall vest at the same time as the RSUs in respect of which they are made (in each case in the same form, based on the same record date and at the same time, as such dividend or other distribution is paid on such Share).

5.	Forfeiture

Except as provided for vesting on termination of employment following a Change of Control as contemplated in Section 3(b)(ii) or vesting as part of a severance arrangement as contemplated in Section 3(b)(i), upon termination of Employee’s employment (regardless of whether caused by resignation, termination by the Company, death, disability or otherwise), each RSU, Dividend Unit and other remaining accrued dividends in the Employee Account, in each case that has not previously vested, shall be forfeited by the Employee to the Company. Employee shall thereafter have no right, title or interest whatsoever in such unvested RSUs, Dividend Units and accrued dividends and distributions and Employee shall immediately return to the Secretary of the Company any and all documents representing such forfeited items. Upon such termination of employment all vested RSUs, Dividend Units and dividends and distributions thereon shall immediately be paid or issued, as the case may be, to the Employee.

6.	No Continuation of Employment

This Agreement shall not give Employee any right to employment or continued employment and the Company may terminate Employee’s employment or otherwise treat Employee without regard to any effect such termination may have upon Employee under this Agreement.

7.	Terms Subject to Plan

Notwithstanding anything in this Agreement to the contrary, each and every term, condition and provision of this Agreement shall be, and shall be construed as, consistent in all respects with all terms, conditions and provisions of the Plan. If any term, condition or provision of this Agreement is (or is alleged to be) inconsistent with the Plan in any respect, the Plan shall govern in all circumstances and such inconsistent (or allegedly inconsistent) term, condition or provision shall be construed so as to be consistent in all respects with the Plan.

8.	Entire Agreement: Amendments

This Agreement and the Plan contain all terms and conditions with respect to the subject matter hereof and no amendment, modification or other change hereto shall be of any force or effect unless and until set forth in a writing executed by Employee and the Company (in each case except for such amendments as the Company is expressly authorized hereunder, or under the Plan, to make without Employee’s consent). No amendment to the Plan after the date hereof shall affect the terms and conditions hereof in a manner that is adverse to the Employee.

9.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to principles of conflicts of law. If any dispute arises with respect to this Agreement or any matter hereunder, (x) such dispute shall be submitted to the Federal or state courts sitting in the State of Connecticut, with each party waiving any defense to such venue; and (y) each party irrevocably waives its right to a jury trial. The prevailing party shall be reimbursed by the other party for any costs of any proceeding relating to this Agreement in any matter hereunder incurred by the prevailing party, including reasonable attorneys’ fees and costs.

10.	Taxes

Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of RSUs or distribution of Shares hereunder. Employee may elect to satisfy such withholding tax obligation by having the Company retain Shares having a fair market value equal to the Company’s minimum withholding obligation.

11.	Stockholder Approval

The grant of RSUs hereunder is subject to the condition of receiving the Stockholder Approval, and in the event that Stockholder Approval is denied, the RSUs shall terminate ab initio and be of no further force and effect. Pending Stockholder Approval, no RSUs or Dividend Units shall vest and no Shares shall be issued or issuable.
     IN WITNESS WHEREOF, Employee has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

EMPLOYEE	WORLD WRESTLING ENTERTAINMENT, INC.

By:

Title:

Exhibit A
Number of RSUs granted <Number of Shares>